SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT
    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of Earliest Event Reported): April 13, 1998


                              BE AEROSPACE, INC.
              (Exact name of registrant as specified in charter)

        DELAWARE                        0-18348                06-1209796
(State or other jurisdiction     (Commission File Number)   (I.R.S. Employer
  of incorporation)                                         Identification No.)


1400 Corporate Center Way, Wellington, Florida                      33414
(Address of principal executive offices)                          (Zip Code)


      Registrant's telephone number, including area code: (561) 791-5000




         This is page 1 of 44 pages. Exhibit Index appears on page 5.

Item 2. Acquisition or Disposition of Assets


     On April 13, 1998, BE Aerospace, Inc., a Delaware corporation (the "Company"), consummated the purchase (the "Acquisition") of all of the issued and outstanding capital stock of Puritan-Bennett Aero Systems Co., a California corporation ("PBASCO"), from Puritan-Bennett Corporation, a Delaware corporation ("Puritan-Bennett"), pursuant to a Stock Purchase Agreement dated March 31, 1998 (the "Agreement") by and between Puritan-Bennett and the Company. A copy of the Agreement is attached to this report as Exhibit 2.1. Puritan-Bennett is a wholly-owned indirect subsidiary of Mallinckrodt Inc., a New York corporation.

     Included among the assets indirectly acquired by the Company pursuant to the Acquisition (the "Acquired Assets") are the plant and equipment used by PBASCO in its manufacturing business and certain real property in Fountain Valley, California. PBASCO manufactures commercial aircraft oxygen delivery systems and passenger service unit components and systems and is a supplier of air valves, overhead lights and switches for both commercial and general aviation aircraft. The Company currently intends that the Acquired Assets will continue to be used by PBASCO in the operations described in the preceding sentence.

     The purchase price of $69.7 million, was all in cash; the Company used its own funds to finance the Acquisition. A portion of the purchase price is expected to be allocated to in-process research and development costs and expensed at the date of acquisition in accordance with generally accepted accounting principles.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(a)     Financial Statements of Business Acquired.

        The required financial statements will be filed by amendment within 60 days of the filing of this Current Report on Form 8-K.

(b)     Pro Forma Financial Information.

        The required Pro Forma Financial Information will be filed by amend-ment within 60 days of the filing of this Current Report on Form 8-K.

(c)     Exhibits

2.1. Stock Purchase Agreement dated as of March 31, 1998 by and between BE Aerospace, Inc., a Delaware corporation, and Puritan-Bennett Corporation, a Delaware corporation, including an index of the Disclosure Schedule thereto (a copy of any omitted Disclosure Schedule shall be furnished supplementally to the Securities and Exchange Commission (the "Commission") upon the request of the Commission).

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                         BE AEROSPACE, INC.


                                         By:
                                         Name:
                                         Title:


Date:  April 27, 1998

                                EXHIBIT INDEX


Exhibit No.        Description of Exhibits                            Page

2.1                Stock Purchase Agreement dated as of
                   March 31, 1998 by and between BE Aerospace, Inc., a Delaware corporation, and Puritan-Bennett Corporation, a Delaware corporation, including an index of the Disclosure Schedule thereto
                   (a copy of any omitted Disclosure Schedule shall be furnished supplementally to the Securities and Exchange Commission (the "Commission") upon the request of the Commission).

                           STOCK PURCHASE AGREEMENT

                                   between

                         PURITAN-BENNETT CORPORATION,
                            a Delaware corporation

                                     and

                             BE AEROSPACE, INC.,
                            a Delaware corporation



                            Dated: March 31, 1998


TABLE OF CONTENTS

                                                                                 Page
1.      Purchase and Sale of Shares                                                1
        1.1     Purchase and Sale                                                  1

2.      Purchase Price                                                             1
        2.1     Aggregate Purchase Price                                           1
        2.2     Payments                                                           1
        2.3     Transfer Taxes                                                     1

3.      Representations and Warranties of Seller                                   2
        3.1     Representations and Warranties                                     2
        3.2.    No Additional Representations                                      7
        3.3     Construction of Certain Provisions                                 7

4.      Representations and Warranties By Buyer                                    8
        4.1     Representations and Warranties                                     8

5.      Conduct of Business Pending Closing                                        9
        5.1     Conduct of Business Pending Closing                                9
        5.2     Preserving Business Organization                                  10
        5.3     Notice of Developments                                            10

6.      Closing Date, Conditions and Transactions                                 10
        6.1     Closing Date and Place                                            10
        6.2     Conditions Precedent to the Obligations of Buyer to Close         11
        6.3     Conditions Precedent to the Obligations of Seller to Close        12
        6.4     Noncompliance with and Termination of this Agreement              13
        6.5     Use of Seller Name                                                13

7.      Closing Documents                                                         13
        7.1     Seller's Obligations                                              13
        7.2     Buyer's Obligations                                               14

                                                                                 Page
8.      Indemnification                                                           14
        8.1     Indemnification by Seller                                         14
        8.2     Indemnification by Buyer                                          15
        8.3     Survival of Representations and Warranties; Threshold,
                Deductible and Cap                                                15
        8.4     Notice and Opportunity to Defend                                  25
        8.5     Reduction for Insurance                                           17
        8.6     Foreign Currencies                                                17
        8.7     Exclusive Remedy                                                  17

9.      Covenants and Agreements                                                  18
        9.1     Employee Matters                                                  18
        9.2     Reasonable Efforts to Close                                       19
        9.3     Disclosures                                                       20
        9.4     Books, Records and Information                                    20
        9.5     Certain Debt and Other Obligation                                 21
        9.6     Workers' Compensation                                             22
        9.7     Insurance-Primary Casualty Program                                22
        9.8     Performance of Company Obligations                                24

10.     Tax Matters                                                               24
        10.1    Federal, State and Local Income and Franchise Taxes               24
        10.2    Certain Contest Rights                                            26
        10.3    Taxes                                                             27
        10.4    Timing Differences                                                27
        10.5    Cooperation and Exchange of Information                           28
        10.6    Current Tax Information                                           29
        10.7    Filing and Indemnification Procedures                             29
        10.8    Intercompany Tax Account                                          29
        10.9    Article 10 Exclusivity                                            29

                                                                                 Page
11.     Miscellaneous                                                             30
        11.1    Indemnification of Brokerage                                      30
        11.2    Expenses                                                          30
        11.3    Notices                                                           31
        11.4    Integration                                                       31
        11.5    Assignment and Amendment of Agreement                             31
        11.6    Applicable Law                                                    31
        11.7    Reasonable Assurances                                             31
        11.8    No Third Party Rights                                             32
        11.9    Incorporation of Exhibits and Schedules                           32
        11.10   Severability                                                      32


                           STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is dated as of the 31st day of March, 1998, and is by and between Puritan-Bennett Corporation, a Delaware corporation, ("Seller") and BE Aerospace, Inc., a Delaware corporation ("Buyer"). Seller and Buyer are sometimes hereinafter referred to collectively as the "Parties".

     A. Mallinckrodt Inc., a New York corporation ("Mallinckrodt") indirectly owns all of the outstanding capital stock of Seller, and Seller owns all of the outstanding capital stock of Puritan-Bennett Aero Systems Co., a California corporation ("Company").

     B. Buyer desires to purchase from Seller all of the outstanding shares of Company on the terms and conditions set forth below.

     C. In order to induce Buyer to enter into this Agreement, Mallinckrodt has agreed to guarantee the payment and performance of all of the obligations of Seller hereunder, and Buyer would not be willing to enter into this Agreement in the absence of such guarantee. Such guarantee shall be in the form of the Guarantee Agreement attached hereto as Exhibit C (as executed and delivered by Mallinckrodt, the "Guarantee Agreement"). In consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties agree as follows:

1.      PURCHASE AND SALE OF SHARES

     1.1 PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, Buyer on the Closing Date (as defined in Section 6.1 below) agrees to purchase from Seller, and Seller, on the Closing Date, agrees to sell, transfer and convey to Buyer all of the issued and outstanding capital stock (the "Shares") of the Company and the Company Intellectual Property (as defined in Section 3.1.11 below).

2.      PURCHASE PRICE

     2.1 AGGREGATE PURCHASE PRICE. The purchase price for the Shares and the Company Intellectual Property is Sixty Nine Million Seven Hundred Thousand Dollars ($69,700,000) (the "Purchase Price") in cash payable by Buyer on the Closing Date, subject to subsequent adjustment in accordance with Section 2.4 hereof.

     2.2 PAYMENTS. The payment required to be made pursuant to this Article 2 shall be made in immediately available United States funds by wire transfer to an account designated by the party to receive payment in writing to the party making payment not later than two (2) business days prior to the date payment is to be made.

     2.3 TRANSFER TAXES. All transfer and similar Taxes assessed or payable in connection with the transfer of the Shares to Buyer shall be shared equally by Buyer and Seller.

     2.4 ADJUSTMENT TO PURCHASE PRICE. The purchase price for the Shares shall be decreased by the amount, if any, by which the Net Working Capital of the Company as of the Closing Date is less than $20,734,178 (such amount being the Net Working Capital as of January 31, 1998 shown on the Project Arrow
Consolidated Balance Sheet attached hereto as Exhibit 2.4 (the "January 31, 1998 Balance Sheet") and increased by the amount, if any by which the Net Working Capital of the Company as of the Closing Date exceeds $20,734,178. Such amount shall be referred to herein as the "Purchase Price Adjustment" and shall be determined as set forth below. Within sixty (60) days following the Closing Date, the accounting firm of Deloitte & Touche shall prepare and deliver to Seller a closing statement that shall consist of (a) an audited balance sheet of the Company as of the Closing Date (the "Closing Statement")
(i) prepared in  accordance  with  generally  accepted  accounting  principles
(GAAP) and (ii) setting forth the amount of Net Working Capital of the Company as of the Closing Date and (b) the resulting Purchase Price Adjustment. Within thirty (30) days following the delivery of the Closing Statement to Seller, Seller may object to the Purchase Price Adjustment in writing. Buyer shall cause Deloitte & Touche to cooperate with Seller to provide Seller and Seller's certified public accountants information used to prepare the Closing Statement and information relating thereto. If Seller objects to the Purchase Price Adjustment within such thirty (30) day period, the Parties shall attempt to resolve such dispute by negotiation. If the parties are unable to resolve such dispute within thirty (30) days of any objection by Seller, the parties shall appoint Coopers & Lybrand, certified public accountants or, if unavailable, such firm which is one of the six largest independent certified public accountants, as shall be mutually agreed upon who shall, at Seller's and Buyer's joint expense, review the Purchase Price Adjustment and determine the adjustment to the Purchase Price, if any, in accordance with the terms of this Section 2.4. The finding of such accounting firm (the "Final Purchase Price Adjustment") shall be binding on the parties hereto. Upon the determination of the Final Purchase Price Adjustment, the Party owing the Purchase Price Adjustment shall deliver the Purchase Price Adjustment to the other Party no later than twenty (20) business days after such determination in immediately available funds or in any other manner as reasonably requested by the payee. Any amount that may become due and payable under the terms of this Section 2.4, but remains unpaid as of the 120th day following the Closing Date, shall bear interest at a rate equal to eight percent (8%) per annum beginning such 120th day following the Closing Date through and including the date that payment of such amount is actually made as provided in the foregoing sentence. As used herein, the term "Net Working Capital" means current assets minus current liabilities.

3.      REPRESENTATIONS AND WARRANTIES OF SELLER

     3.1 REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to Buyer that, except as set forth in the disclosure letter delivered to Buyer at or prior to the execution of this Agreement (the "Disclosure Schedule"):

         3.1.1 Organization and Standing of the Company and its Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of California and has full power and authority to carry on its business as now conducted and to own all of its properties and assets. Mallinckrodt is a corporation duly organized, validly existing and in good standing under the laws of New York and has full power and authority to execute, deliver and perform the Guarantee Agreement. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full power and authority to execute, deliver and perform this Agreement. At the Closing Date, the Company will be duly qualified to do business in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, if the failure to so qualify would reasonably be likely to have a Material Adverse Effect. The copies of the organizational documents of the Company, including the Company's Certificate of Incorporation and the by-laws of the Company, which have been made available to Buyer are true, accurate and complete, and since the respective dates of such certifications, there have not been any amendments thereto. The copies furnished to Buyer of the Company's minutes of meetings of, and actions taken, by the Board of Directors and the stockholders of the Company are true and accurate.

         3.1.2 Authorization. All corporate and other proceedings required to be taken by or on the part of Seller and Mallinckrodt, including, without limitation, all action required to be taken by the directors or stockholders of Seller and Mallinckrodt to authorize Seller to enter into and carry out this Agreement and to sell, transfer and convey the Shares hereunder have been, or prior to the Closing will be, duly and properly taken. This Agreement has been duly executed and delivered by Seller and is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law governing specific performance, injunctive relief and other equitable remedies. The Guarantee
Agreement has been duly executed and delivered by Mallinckrodt and is the legal, valid and binding obligation of Mallinckrodt, enforceable against Mallinckrodt in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law governing specific performance, injunctive relief and other equitable remedies.

         3.1.3 Capitalization of the Company. The authorized capital stock of the Company consists solely of 100,000 shares of common stock, no par value per share, of which 77,500 shares are issued and outstanding, and 6,000 shares of preferred stock, $100 par value per share, of which 6,000 shares are issued and outstanding; provided, however, that, as of the Closing Date, no shares of preferred stock, $100 par value per share, will be issued and outstanding as contemplated in Section 5.1.3 below. The Shares constitute, and on the Closing Date will constitute, all of the issued and outstanding capital stock of the Company. The Shares have been duly issued and are fully paid and non-assessable and not subject to any lien, charge, pledge or other encumbrance. The Company is not, and prior to the Closing Date will not become, a party to or subject to any contract or obligation wherein any person
(i) has a right or option to purchase or acquire any rights in any additional capital stock or other equity securities of the Company or (ii) except as set forth on the Disclosure Schedule, is entitled to any payments based upon the value, net worth, revenues, earnings or cash flow of the Company.

         3.1.4 Subsidiaries, Affiliates And Investments. The Company has no subsidiaries or investments in any business.

         3.1.5 Contracts and Binding Commitments. Except as otherwise provided in the last sentence of this Section 3.1.5, the Disclosure Schedule lists all contracts, leases, agreements (other than intellectual property agreements), plans, commitments or binding arrangements, express or implied, which are material to the operation of the Company's business, taken as a whole (collectively the "Agreements"), including, without limitation, any: (i)
contract for the employment of any employee which is not immediately terminable on or at any time after the Closing Date; (ii) contract with or commitment to any labor union or association representing any employee as of the Closing Date; (iii) bonus, pension, profit-sharing, deferred compensation,
retirement,   stock  purchase,  stock  option,   severance,   hospitalization,
insurance or other plan or arrangement providing benefits to any employee as of the Closing Date; (iv) contracts for capital expenditures at any of the Company's facilities; (v) contract or commitment for the sale or purchase of materials, supplies, equipment, merchandise or services not terminable in sixty (60) days or less after the Closing Date; (vi) distributor, dealer, sales agency, manufacturer's representative, advertising or public relations contract; (vii) contract with, or permit issued by, any government or any agency or instrumentality thereof; or (viii) other agreements, whether or not made or entered into in the ordinary course of business. The Company is not in material default under any of the Agreements and, to the Company's knowledge, there has not been any material default under any of the Agreements by any other party thereto. Seller is obligated to list on the Disclosure Schedule any agreement, contract or commitment of the types described in clauses (iv),
(v), (vi) or (viii) of this Section 3.1.5 if (a) such agreement, contract or commitment, if related to the sale or furnishing of materials, supplies,
equipment,   merchandise  or  services  by  the  Company,   has  an  aggregate
consideration to be paid to the Company of more than One Hundred Thousand Dollars ($100,000) or (b) such agreement, contract or commitment, if related to the purchase or lease of materials, supplies, equipment, merchandise or services by the Company, imposes an aggregate payment obligation on the Company of more than Fifty Thousand Dollars ($50,000).

         3.1.6  Compliance.  The execution and delivery of this  Agreement and
the   consummation   of  the   transactions   contemplated   hereby  upon
satisfaction of the conditions set forth in Article 6 will not, in a manner which could materially adversely affect the consummation of the transactions contemplated hereby or which could reasonably be likely to have a Material Adverse Effect:

                (a) result in the breach of any of the terms or conditions of, or constitute a default under, or violate, or result in the creation of a lien or encumbrance on any of the Shares or any of the properties or assets of the Company pursuant to, as the case may be, either of Seller's or the Company's Certificates of Incorporation, by-laws or organizational documents or any agreement, lease, mortgage, note, bond, indenture, license or other document or undertaking, oral or written, to which the Company is a party or by which it is bound or by which any of its properties or assets may be affected; or

                (b) violate any rule, regulation, order, writ, injunction or decree of any court, administrative agency or governmental body, provided, however, that no representation or warranty is made hereunder in any manner whatsoever with respect to any federal, state or foreign antitrust laws.

         3.1.7 Good Title. The Company has good and marketable title to all of its owned property, free and clear of all liens, mortgages, pledges, encumbrances and charges of all kinds (collectively referred to as "Encumbrances"), other than (i) Encumbrances for current taxes not yet payable, (ii) zoning and building statutes, ordinances, resolutions or regulations none which interferes in any material respect with the current use of such property by the Company, (iii) Encumbrances incurred in the ordinary course of business and not securing the payment of indebtedness for borrowed money, and (iv) Encumbrances which do not in the aggregate materially adversely affect the ability of the Company, taken as a whole, to conduct its business as it is now being conducted.

         3.1.8 Litigation. There is no action, suit, proceeding, arbitration or litigation pending or threatened against the Company or its business or properties, which challenges the validity of, or seeks to enjoin, the transactions contemplated by this Agreement or is reasonably likely to have a
Material  Adverse  Change.  An  action,  suit,   proceeding,   arbitration  or
litigation shall be considered "threatened" for purposes of this Section 3.1.8 if the Company has received a written notice indicating that an action, suit or proceeding may be commenced.

         3.1.9 Environment, Health, and Safety. Except as disclosed in the Disclosure Schedule:
                (a) the Company is in material compliance with all applicable Environmental Laws and Safety Laws and has been in material compliance with all applicable Environmental Laws since 1977 and, to the Company's knowledge, prior to 1977, except for instances of noncompliance, if any, which would not be reasonably likely to result in a Material Adverse Change;

                (b) the Company has obtained, and is and has been in material compliance with the conditions of, all Environmental Permits required for the continued conduct of the business of the Company in the manner now conducted and presently proposed to be conducted, except for Environmental Permits, which if not obtained, and instances of noncompliance, if any, which would not be reasonably likely to result in a Material Adverse Change;

               (c) the Company has filed all required applications, notices and other documents necessary to effect the timely renewal or issuance of all Environmental Permits for the continued conduct of the business of the Company in the manner now conducted and presently proposed to be conducted, except for applications, notices and other documents which, if not timely filed, would not be reasonably likely to result in a Material Adverse Change;

               (d) there is no disposal or Release of a Chemical Substance caused by the Company or its employees, agents, contractors or invitees or otherwise originating at property currently owned or leased by the Company, or to the actual knowledge of the Company, at property formerly owned or leased by the Company, that may be likely to give rise to any Environmental Liabilities and Costs or Safety Liability and Costs that reasonably may be likely to result in a Material Adverse Change;

               (e) the Company has not received any complaint, claim, citation or written notice within the past three (3) years, and neither the Company, nor the present assets, properties, businesses, leaseholds or operations of the Company, nor to the Company's knowledge the past assets, properties, businesses, leaseholds or operations of the Company, is subject to, or within the past three years has been subject to, any outstanding order, decree, judgment, agreement or any ongoing judicial or administrative proceeding indicating that the Company is or may be: (A) in violation of any Environmental Law; (B) in violation of any Safety Laws; (C) responsible for the on-site or off-site Release of any Chemical Substance; or (D) liable for any Environmental Liabilities and Costs or Safety Liabilities and Costs, that in each case reasonably may be likely to result in a Material Adverse Change;

               (f) no investigation or review with respect to a matter identified in subsection (e) above is pending or, to the knowledge of the
Company, is threatened, provided that, for purposes of this subsection (f), an investigation or review shall be considered "threatened" if the Company has received written notice that an investigation or review may be commenced;

               (g) the Disclosure Schedule lists all property presently leased, owned or operated by the Company and all property leased, owned or operated by the Company since 1977 and, to the knowledge of the Company's senior management, prior to 1977;

               (h) there is no Release from any off-site location, including, without limitation, any commercial waste disposal facility or municipal landfill, of any Chemical Substances sent by the Company for treatment, storage, disposal, reuse or recycling in amounts that would require a waste manifest under the Resource Conservation and Recovery Act of 1976 as now in effect, except for Releases, if any, that would not be expected to give rise to any Environmental Liabilities and Costs that would reasonably be likely to result in a Material Adverse Change;

               (i) no underground storage tank currently owned or operated by the Company is leaking or has leaked at any time in the past, and there is no pollution or contamination of the Environment caused by or contributed to or threatened by a Release of a Chemical Substance from any such tank, and, to the knowledge of the Company, no underground storage tank previously owned or operated by the Company leaked during the Company's ownership or operation of the tank, and there is no pollution or contamination of the Environment caused by or contributed to or threatened by a Release of a Chemical Substance from any such tank during the Company's ownership or operation of the tank, except for any leak or pollution or contamination that would not reasonably be likely to result in a Material Adverse Change; and

               (j) the Company has disclosed all environmental audits, inspections, assessments, investigations or similar reports in the Company's possession or of which the Company is aware relating to the business of the Company or the compliance of the same with applicable Environmental Laws and Safety Laws.

       3.1.10 Material Changes. Since July 7, 1997, the business of the Company has been conducted in the ordinary course in a manner consistent with past practice and there has not been with respect to the Company or its business or properties considered as a whole:

               (a) any Material Adverse Change other than as a result of general economic conditions or industry-wide developments affecting other companies engaged in similar businesses or as except as disclosed to Buyer;

               (b) any destruction, damage by fire, accident or other casualty or Act of God, whether or not covered by insurance, materially and adversely affecting the operation of the Company's business as conducted prior to such event;

               (c) any labor strike or to the knowledge of the Company any other occurrence, event or condition of any similar character which is not common knowledge in the relevant industry and which is reasonably likely to have a Material Adverse Effect;

               (d) any increase in the compensation payable or to become payable by the Company to any of its senior management or employees or any bonus payment or arrangement made to or with them, other than increases or bonuses in the ordinary course consistent with past practices; or

               (e) any declaration, or setting aside, or payment of any dividend or other distribution in respect of any capital stock of the Company, or any direct or indirect redemption, purchase, or other acquisition of such capital stock.

     3.1.11 INTELLECTUAL  PROPERTY.  Set forth in the Disclosure Schedule
is  a  list  and  brief   identification  of  all  (a)  patents,   patent
applications,  patent disclosures and inventions owned or used by the Company;
(b) trademarks, service marks, trade names and corporate names owned or used by the Company and any registrations or applications with respect to the foregoing; (c) copyright registrations or applications; and (d) any licenses or other intellectual property agreements of the Company, Seller or the Seller's parent company, Nellcor Puritan Bennett Incorporated ("NPB") to or from third parties with respect to any of the foregoing (collectively, the "Company Intellectual Property"). Company Intellectual Property for purposes of this Agreement shall also include, without limitation, trade secrets, know-how, proprietary computer software and confidential business information owned by the Company or owned by Seller or NPB and used in the business of the Company.

         Each item constituting part of the Company Intellectual Property has been, to the extent indicated in the Disclosure Schedule duly registered with, filed and/or issued by, as the case may be, the United States Patent and Trademark Office, or such other governmental entity, domestic or foreign, as is indicated in the Disclosure Schedule, and, to the knowledge of Seller and the Company, such registrations, filings and issuances remain in full force and effect. The Company, Seller and NPB own and possess all right, title and interest in and to the Company Intellectual Property free and clear of any lien, license (except as provided by the licenses listed in the Disclosure Schedule), royalty or other restriction, and, except as set forth in the Disclosure Schedule, no claim by any third party contesting the validity, enforceability, use or ownership of any of the Company Intellectual Property has been made, is currently pending or, to the knowledge of the Company, Seller or NPB, is threatened. No officer, director, stockholder or employee of Seller, NPB or the Company has any ownership interest in any of the Company Intellectual Property. Except as set forth in the Disclosure Schedule, neither the Company nor Seller has received any notices of, nor is the Company or Seller aware of any facts which indicate a likelihood of, any infringement or misappropriation by or conflict with any third party with respect to any of the Company Intellectual Property. Except as set forth in the Disclosure Schedule, to the knowledge of the Company and Seller, the Company has not infringed, misappropriated or otherwise been in conflict with any intellectual property rights of any third party, nor is the Company or the Seller aware of any infringement, misappropriation or conflict that will occur as a result of the continued operation of the Company's business as now conducted or as presently proposed to be conducted.

         On or before the Closing, Seller and NPB shall assign to BE Intellectual Property, Inc., a wholly-owned subsidiary of Buyer organized under the laws of the state of Delaware, all of their respective rights, title and interest in and to any and all of the Company Intellectual Property owned by Seller or NPB free and clear of any lien, license (except as provided by the licenses listed in the Disclosure Schedule), royalty or other restriction, and all such Company Intellectual Property to be assigned from Seller or NPB to BE Intellectual Property, Inc. on or before the Closing in furtherance of the transactions contemplated by this Agreement will be properly assigned to BE Intellectual Property, Inc. The transactions contemplated by this Agreement will have no Material Adverse Effect on the Company's right, title and interest in and to any of the Company Intellectual Property. The Company and Seller have taken all necessary and desirable action to protect the Company Intellectual Property and will continue to maintain the Company Intellectual Property to Closing so as to have no Material Adverse Effect on the validity or enforcement of the Company Intellectual Property.

         3.1.12 UNDISCLOSED LIABILITIES. There are no liabilities or obligations of the Company, either accrued or absolute, or to the Company's knowledge contingent or otherwise, which are reasonably likely to have a Material Adverse Effect, except (a) those reflected or otherwise provided for in the Company's financial statements and (b) those reflected on the Disclosure Schedule and the Environmental Disclosure Statement.

         3.1.13 FINANCIAL INFORMATION. The balance sheets of the Company for the periods ending July 6, 1997 and January 31, 1998 present fairly, in all material respects, the financial position of the Company as of such dates. The income statement of the Company for the period ending July 6, 1997 presents fairly, in all material respects, the results of operations of the Company for such period.

         3.1.14  TAXES.

         (a) For purposes of this Agreement, "Code" means the Internal Revenue Code of 1986, as amended; "Tax" or "Taxes" means all taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, as well as any obligation to contribute to the payment of taxes determined on a consolidated, combined, or unitary basis with respect to Mallinckrodt or any affiliate, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security (or similar), workers' compensation, unemployment compensation, disability, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, environmental (including taxes under Code section 59A), customs duties, registration, alternative and add-on minimum, estimated, transfer and gains taxes, or other tax of any kind whatsoever and (ii) in all cases, including interest, penalties, additional taxes and additions to tax imposed with respect thereto whether disputed or not; and "Tax Returns" means returns, reports, declarations, forms and information returns or statements relating to Taxes including any schedule or attachment thereto required to be filed with the Internal Revenue Service or any other federal, foreign, state, local or provincial taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns, including any amendments thereto.

         (b) The Company and each affiliated, consolidated, combined or unitary group which included or includes the Company (an "Affiliated Group") has timely filed, in accordance with all applicable laws, all material Tax Returns required to be filed by or on behalf of the Company. All such Tax Returns were correct and complete in all material respects. The Company and each Affiliated Group have paid all Taxes with respect to the Company due and payable by them (whether or not shown on any Tax Return). No written claim has been made within the last three (3) years by an authority in a jurisdiction where the Company or an Affiliated Group does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no liens with respect to Taxes upon any of the properties or assets of the Company other than customary liens for current Taxes not yet due and payable.

         (c) All Taxes with respect to the Company required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been withheld and timely paid to the appropriate governmental authority.

         (d) There is no dispute or claim concerning any Tax liability of the Company either claimed or raised by an authority in writing or as to which any director or officer of the Company or employee responsible for the Company's

Tax matters has knowledge. Schedule 3.1.14 lists all federal, state, local and foreign income Tax Returns filed with respect to the Company for taxable periods ending on or after June 30, 1995, and indicates those Tax Returns that have been audited and that currently are the subject of audit.

         (e) There has been no waiver of any statute of limitations in respect of Taxes of the Company nor any extension of time with respect to an assessment or deficiency relating to Taxes of the Company, and there are no powers of attorney (for example, IRS Form 2848 or other similar authority) with respect to Taxes of the Company currently in force.

         (f) No consent has been filed under Code section 341(f) with respect to the Company. The Company has not made and is not obligated to make any payments that would not be deductible under Code section 280G.


         (g) The Company is not a party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal and applicable state, local and, to the best of Seller's knowledge, foreign income Tax purposes.

         (h) If a  Section 338(h)(10) Election is not made in  accordance  with
Section 10.9, Schedule 3.1.14 lists (A) the Company's Tax basis and its assets,
(B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign Tax, excess charitable contribution, Code
Section 481 adjustment and other Tax attributes  allocable to the Company, and
(C) the amount of any deferred gain or loss allocable to the Company arising out of any deferred intercompany transaction and any excess loss account attributable to the Company.

         (i) The unpaid Taxes of the Company did not as of January 31, 1998 exceed the reserve for Taxes (other than deferred Taxes established to reflect book-tax timing differences) set forth on the Company's financial statements.

         3.1.15 Inventories. Except as set forth in the Disclosure Schedule or reserved for in the January 31, 1998 Balance Sheet, the inventory of the Company is merchantable and fit or suitable to use in the ordinary course of business and is not obsolete, damaged or defective or carried in excess of the lower of cost or market.

         3.1.16 Customers and Suppliers. Except as set forth in the Disclosure Schedule, since July 6, 1997, (i) no customer (or group of customer) of the Company has given the Company or Seller any notice that such customer (or group of customers) will cease to purchase products or services or reduce the amount or products or services purchased from the Company, and (ii) no supplier or vendor (or group of suppliers or vendors) of the Company has given the Company or Seller notice that such supplier or vendor (or group of suppliers or vendors) will cease to supply or restrict the amount supplied or change its price or terms to the Company of any products or services, in each case in a manner or to a degree which could reasonably be expected to have a Material Adverse Effect, it being understood that actual purchases and sales are based upon annual budgets and forecasts and are subject to changes in the ordinary course of business of the Company and it customers, suppliers and vendors.

          3.1.17 Backlog. As of March 23, 1998, the Company had an aggregate of $19,908,709 of open purchase orders from its customers. The Company has no knowledge or reason to believe that any customer with an open purchase order does not intend to purchase the full amount of products specified to be purchased therein (except for such cancellations as may occur in the ordinary course of business consistent with the Company's past experience) or of any circumstance that poses a material risk of the Company being unable to fulfill such purchase orders in the ordinary course of its business.

      3.2 NO ADDITIONAL REPRESENTATIONS. NOTWITHSTANDING ANYTHING CONTAINED IN THIS ARTICLE 3 OR ANY OTHER PROVISION OF THIS AGREEMENT, IT IS THE EXPLICIT
INTENT OF EACH PARTY HERETO THAT SELLER IS MAKING NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE PROPERTIES OR
ASSETS  OF  THE  COMPANY,   IT  BEING  UNDERSTOOD  THAT  ANY  COST  ESTIMATES,
PROJECTIONS OR OTHER PREDICTIONS CONTAINED OR REFERRED TO IN THE EXHIBITS HERETO OR THE ENVIRONMENTAL DISCLOSURE STATEMENT OR ANY STATEMENTS MADE IN THE OFFERING MEMORANDUM OR RELATED DOCUMENTS ARE NOT, AND SHALL NOT BE DEEMED TO BE, REPRESENTATIONS OR WARRANTIES OF SELLER.

     3.3 CONSTRUCTION OF CERTAIN PROVISIONS. It is understood and agreed that any dollar amount specified in the foregoing representations and warranties or the inclusion of any specific items on the Disclosure Schedule or the Environmental Disclosure Statement is not intended to imply that higher or lower amounts, or that the items that have been so included, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such items on the Disclosure Schedule or the Environmental Disclosure Statement in any dispute or controversy between the parties on whether any obligation, item or matter not described herein or included on the Disclosure Schedule or the Environmental Disclosure Statement is or is not material for purposes of this Agreement.

4.      REPRESENTATIONS AND WARRANTIES BY BUYER

     4.1 REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants to Seller as follows:

     4.1.1 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to carry on its business as now conducted and to own all of its properties and assets.

     4.1.2 Authorization. All corporate and other proceedings required to be taken on the part of Buyer, including, without limitation, all action required to be taken by the directors or shareholders of Buyer to authorize it to enter into and carry out this Agreement and to purchase the Shares hereunder have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and is valid and enforceable against Buyer in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law governing specific performance, injunctive relief and other equitable remedies.

     4.1.3 Compliance. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, in a manner which could materially adversely affect the consummation of the transactions contemplated hereby:

                 (a) result in the breach of any of the terms or conditions of, or constitute a default under or violate, as the case may be, the Certificate of Incorporation or by-laws of Buyer, or any material agreement, lease, mortgage, note, bond, indenture, license or other document or undertaking, oral or written, to which Buyer or any of its subsidiaries or affiliates is bound, or by which any of its or their properties or assets may be affected; or

                 (b) violate any rule, regulation, writ, injunction, order or decree of any court, administrative agency or governmental body.

             4.1.4 Investment Only. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Shares. Buyer confirms that Seller has made available to Buyer the opportunity to ask questions of the senior management of Seller and the Company and to acquire such additional information about the business and financial condition of the Company as the Buyer has requested and all such information has been received. Buyer is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution or resale thereof. Buyer will not sell or transfer the Shares in violation of applicable securities laws.

             4.1.5 Financing. Buyer has funds of its own, or has binding commitments from responsible banks or other financial institutions to provide funds, which will be sufficient and available to pay the purchase price on the Closing Date as set forth in Section 2.1.

5.      CONDUCT OF BUSINESS PENDING CLOSING

     5.1 CONDUCT OF BUSINESS PENDING CLOSING. Seller covenants that, pending the Closing:

             5.1.1 Conduct of Business in Ordinary Course. The business of the Company will be conducted only in the ordinary course consistent with the past practice of the Company.

             5.1.2 No Changes to Organization Documents. No change will be made to the organization documents of the Company, except as may be first approved in writing by Buyer.

             5.1.3 Changes to Capital Stock. No change will be made in the authorized or issued capital stock of the Company, provided, however, that Seller, Buyer and the Company hereby acknowledge and agree that the Company and Seller shall take any and all such actions as shall result in there being no shares of preferred stock of the Company, $100 par value per share, issued and outstanding as of the Closing Date. Seller will not transfer any interest in any of the Shares to any other Person.

              5.1.4 No Dividends. No dividend or other distribution or payment will be declared or made in respect of the capital stock of the Company.

              5.1.5 No Compensation Increases. Except for increases or bonuses in the ordinary course and consistent with past practices, no increase will be made in the compensation payable or to become payable by the Company to any of its officers, employees, or agents, nor will any bonus payment or arrangement be made by the Company to or with any officer, employee, or agent thereof without the prior written consent of Buyer.

             5.1.6 Notices and Consents. The Company and Seller will use all reasonable efforts to obtain any third party consents required to consummate the transactions contemplated by this Agreement and requested by Buyer.

     5.2 PRESERVING BUSINESS ORGANIZATION. Until the Closing Date, Seller will use reasonable efforts to preserve the business organization of the Company intact, and to preserve for Buyer the present relationships between the Company and its customers, employees, suppliers, principals and others having business relations with them.

     5.3 NOTICE OF DEVELOPMENTS. Seller may elect at any time to notify Buyer of any development causing a breach of any of Seller's representations and warranties herein. The written notices pursuant to this Section 5.3 will be deemed to have amended the Disclosure Schedule, to have qualified the representations and warranties, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development, provided, however, that Buyer shall have the right to terminate this Agreement by reason of any such development which may reasonably be likely to have a Material Adverse Effect within ten (10) business days of receipt of written notice of the development from Seller. The foregoing termination right is Buyer's exclusive remedy for any breach of Seller's representations and warranties of which Buyer becomes aware pursuant to this Section 5.3.

6.      CLOSING DATE, CONDITIONS AND TRANSACTIONS

     6.1 CLOSING DATE AND PLACE. The consummation of the purchases and sales contemplated hereby (the "Closing") will take place at the conference center of Ropes & Gray, 885 Third Avenue, New York, New York 10022 on such date and time as may be mutually agreeable to the parties hereto (the "Closing Date"). If the Closing does not take place on or before June 30, 1998, 1998, the obligations of the parties under this Agreement shall be null and void, except for those rights and obligations under Section 6.4 hereof.

     6.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER TO CLOSE. The obligations of Buyer under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions, any one or more of which may be waived by Buyer:

          6.2.1 No Injunctive Proceedings. No order or decree of any state or federal court or other governmental agency which prevents the consummation of the transactions which are the subject of this Agreement or prohibits Buyer's ownership of the Shares shall have been issued and remain in effect (provided that Buyer has acted in accordance with the requirements of Section 9.2 hereof).

          6.2.2  Compliance with Applicable  Laws. All material requirements of
applicable   foreign,   federal,   state  and  local  law  applicable  to  the
transactions contemplated by this Agreement, including without limitation and to the extent applicable, the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended ("Hart-Scott"), Section 721 of Title VII of the Defense Production Act of 1950, as amended, 50 U.S.C.A. App. 2170 ("Exon-Florio"), and of any similar material requirements of any foreign jurisdiction that is applicable to the transactions contemplated hereby ("Foreign Laws") shall have been complied with, all necessary approvals and consents obtained, and any waiting periods thereunder shall have expired or been terminated.

          6.2.3 Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date, except (i) as may be contemplated by this Agreement and (ii) that no representation or warranty of Seller shall be deemed to be untrue or incorrect by reason of any transaction that conforms to the requirements of Article 5.1 hereof.

         6.2.4  Performance of Agreements;  Instruments of Transfer.  Seller
shall  have   performed  in  all  material   respects  the   obligations,
agreements, conditions and commitments to be fulfilled by Seller pursuant to the terms hereof on or prior to the Closing Date and shall have tendered to Buyer the Shares and other documents, instruments and certificates required by
Article 7.

         6.2.5 Consents. Seller shall have obtained the consent of The Boeing Company, Deutsche Airbus and Omniview, Inc. (d/b/a IPIX) to the transactions contemplated by this Agreement.

     6.3 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER TO CLOSE. The obligations of Seller under this Agreement are subject to the fulfillment, prior to the Closing, of each of the following conditions, any one or more of which may be waived by Seller:

         6.3.1 No Injunctive Proceedings. No order or decree of any state or federal court or other governmental agency which prevents the consummation of the transactions which are the subject of this Agreement or prohibits Buyer's ownership of the Shares shall have been issued and remain in effect (provided that Seller has acted in accordance with the requirements of Section 9.2 hereof).

         6.3.2  Compliance with  applicable  laws. All material requirements of
applicable   foreign,   federal,   state  and  local  law  applicable  to  the
transactions contemplated by this Agreement, including without limitation and to the extent applicable, Hart-Scott, Exon-Florio, and Foreign Laws shall have been complied with, all necessary approvals and/or consents obtained, and any waiting periods thereunder shall have expired or been terminated.

          6.3.3 Payment. Buyer shall have delivered to Seller the payment provided for in Section 2.1 and all other payments required to be made by Buyer on the Closing Date pursuant to the terms hereof.

          6.3.4 Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date.

          6.3.5  Performance  of Agreements;  Instruments of Transfer.  Buyer
shall  have   performed  in  all  material   respects  the   obligations,
agreements, conditions and commitments to be fulfilled by Buyer on or prior to the Closing Date and shall have tendered to Seller the documents, instruments and certificates required by Article 7.

     6.4 NONCOMPLIANCE WITH AND TERMINATION OF THIS AGREEMENT. Each of the parties hereto agrees to use its reasonable efforts to bring about the satisfaction of the conditions required to be performed by it hereunder prior to and at the Closing, including but not limited to compliance with the requirements of Section 9.2. If any condition of Closing is not satisfied, the party for whose benefit such condition is stated may proceed with the Closing or may terminate this Agreement by notice in writing to the other as provided in Section 11.3, provided, however, that such party may not terminate this Agreement without first notifying the other party of the condition which has not been satisfied and giving such party a reasonable opportunity to cure such failure. Upon any such termination, this Agreement shall thereupon cease to have any further force and effect and no party hereto shall have any liability hereunder of any nature whatsoever, except as provided below and in Sections 11.2, 11.7, and the Confidentiality Agreement referenced in Section 11.4.

     6.5 USE OF SELLER NAME. Following the Closing, no use by Buyer or the Company of the Puritan Bennett Aero Systems name or any variants or derivatives thereof shall include use of the names "Nellcor," "Puritan," "Bennett," "Puritan-Bennett" or "NPB," or any variations thereof, or any other name, symbol, trademark, etc. owned by Seller or any of its affiliates except that Buyer may use "Puritan-Bennett Aero Systems Co." for a period of 18 months solely to indicate the former name of the Company in conjunction with its new name.

     6.6 EXCLUSIVITY. Neither the Company nor the Seller nor any affiliate thereof will (and neither the Company nor the Seller nor any affiliate thereof will cause or permit any of its officers, directors, employees, agents (including without limitation Cowen and Company) or affiliates to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating or enter into or consummate any transaction relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Company (other than sales of inventory for a fair value in the ordinary course of business) (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

7.      CLOSING DOCUMENTS

     7.1 SELLER'S OBLIGATIONS. At the Closing, Seller shall deliver to Buyer the following:

          7.1.1 Resolutions. Copies of resolutions of Seller and Mallinckrodt certified by a Secretary, Assistant Secretary or other appropriate officer of Seller or Mallinckrodt, as the case may be, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         7.1.2 Share Certificates. Certificates representing the Shares, duly endorsed in blank or accompanied with appropriate stock powers.

         7.1.3 Books and Records. All books and records of the Company, including the corporate minute book, seal and stock ledger book.

         7.1.4 Legal Opinion. A legal opinion from counsel to the Seller and the Company, substantially in the form attached hereto as Exhibit 7.1.4.

         7.1.5 Officer's Certificate. An officer's certificate to the effect that the representations of the Seller are true and correct in all material effects on and as of the Closing Date and the Seller has complied with all of its obligations under this Agreement.

         7.1.6 Parent Guarantee. A guarantee in form and substance reasonably satisfactory to the Buyer pursuant to which Mallinckrodt guarantees all of the obligations of the Seller under this Agreement.

         7.1.7 Transitional Services Agreement. Mallinckrodt, Seller, the Company and Buyer shall have entered into a Transitional Services Agreement effectuating the transactions set forth in paragraph 12 of the letter of intent dated March 4, 1998.

         7.1.8 Company Intellectual Property Agreements. Such assignment documents as may be necessary to assign Company Intellectual Property to BE Intellectual Property, Inc., as contemplated by Section 3.1.11.

     7.2 BUYER'S OBLIGATIONS. At the Closing, Buyer shall deliver to Seller the following:

         7.2.1 Resolutions. Copies of resolutions of the Buyer, certified by the Secretary or Assistant Secretary of Buyer, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         7.2.2  Payment.  Funds in the amount and  payable as set forth in
Article 2.1 hereof and all other payments required to be made by Buyer on or prior to the Closing Date pursuant to the provisions hereof.

         7.2.3 Legal Opinion. A legal opinion from counsel to Buyer, substantially in the form attached hereto as Exhibit 7.2.3.

         7.2.4 Officer's Certificate. An officer's certificate to the effect that the representations of the Buyer are true and correct in all material effects on and as of the Closing Date and the Buyer has complied with all of its obligations under this Agreement.

         7.2.5 Transitional Services Agreement. Mallinckrodt, Seller, the Company and Buyer shall have entered into a Transitional Services Agreement effectuating the transactions set forth in paragraph 12 of the letter of intent dated March 4, 1998.

8.      INDEMNIFICATION

     8.1  INDEMNIFICATION  BY SELLER.  Subject to the limits set forth in this
Article 8, Seller agrees to indemnify, defend and hold Buyer and Company harmless from and against any and all loss, liability, damage or deficiency (including interest, penalties and reasonable attorney's fees) that Buyer or the Company may suffer, sustain, incur or become subject to arising out of or due to any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of Seller contained in this Agreement or in any other instrument delivered pursuant hereto.

     8.2  INDEMNIFICATION  BY BUYER.  Subject  to the limits set forth in this
Article 8, Buyer agrees to indemnify, defend and hold Seller harmless from and against any and all loss, liability, damage or deficiency (including interest, penalties and reasonable attorney's fees) that Seller may suffer, sustain, incur or become subject to arising out of or due to any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of Buyer contained in this Agreement or in any other instrument delivered pursuant hereto.

     8.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; THRESHOLD, DEDUCTIBLE AND CAP. The warranties and representations contained in Sections 3.1.3 (Capitalization of the Company) and 3.1.7 (Good Title) and in the Guarantee Agreement will survive the Closing Date and will remain in full force and effect indefinitely. The warranties and representations contained in Section
3.1.9 (Environmental, Health and Safety) will survive the Closing Date and will remain in full force and effect thereafter for a period of seven and one-half (7 1/2) years. The warranties and representations contained in
Section 3.1.14 (Taxes) will survive the Closing Date and will remain in full force and effect thereafter until six months after the applicable statute of limitations period has expired. All other warranties and representations of the parties contained in this Agreement or in any instrument delivered pursuant hereto (the "Limited Representations") will survive the Closing Date and will remain in full force and effect thereafter until April 30, 1999 and shall be effective with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such period, in accordance with Section 8.4 hereof. Anything to the contrary contained herein notwithstanding, (i) neither party shall assert any claim against the other for indemnification hereunder with respect to any inaccuracy or breach of the Limited Representations or the warranties and representations contained in
Section 3.1.9 (Environmental, Health and Safety) unless and until the amount of such claim or claims with respect thereto shall exceed $300,000 calculated on a cumulative basis and not a per item basis, and then only in respect to the excess over said $300,000; and (ii) neither party shall be entitled to recover from the other more than an aggregate of $20,000,000 with respect to all claims for indemnity or damages with respect to any inaccuracy or breach of the Limited Representations and the warranties and representations contained in Section 3.1.9 (Environmental, Health and Safety), whether such claims are brought under this Article 8 or otherwise.

     8.3A  BOEING LATCH INDEMNITY.   In  addition  to  its  other  indemnity
obligations set forth in this Agreement, Seller agrees to indemnify, defend and hold Buyer and the Company harmless from and against any and all loss, liability, damage or deficiency (including interest, penalties and reasonable attorney's fees) that Buyer or the Company may suffer, sustain, incur or become subject to arising out of the dispute with The Boeing Company disclosed in the Disclosure Schedule to Section 3.1.8 regarding the performance of certain pneumatic latches. The provisions of Section 8.3 will not apply to this separate indemnity. The parties agree to cooperate with each other to minimize any liability to Boeing in respect of these latches.

     8.3B ENVIRONMENTAL INDEMNITY. In addition to its other indemnity obligations set forth in this Agreement and notwithstanding anything disclosed to Buyer in the Disclosure Schedule, Seller agrees to indemnify, defend and hold Buyer and the Company harmless from and against any and all loss, liability, damage or deficiency (including interest, penalties and reasonable attorney's fees) that Buyer or the Company may suffer, sustain, incur or become subject to arising out of or due to any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of Seller contained in Section 3.1.9 of this Agreement (as such Section would read if all references therein to Seller's knowledge and the Disclosure Schedule and any matters disclosed to Buyer by or on behalf of Seller were deemed deleted therefrom). The indemnity obligations set forth herein shall be subject to the dollar limitations contained in Section 8.3 above.

     8.4 NOTICE AND OPPORTUNITY TO DEFEND. If there occurs an event which either party asserts is an indemnifiable event pursuant to Sections 8.1 or 8.2, the party seeking indemnification shall notify the other party obligated to provide indemnification (the "Indemnifying Party") promptly. If such event involves (a) any claim or (b) the commencement of any action or proceeding by a third Person, the party seeking indemnification will give such Indemnifying Party written notice of such claim or the commencement of such action or proceeding. Such notice shall be a condition precedent to any liability of the Indemnifying Party hereunder but only to the extent that the Indemnifying Party is actually prejudiced by the lack of timely notice. Such Indemnifying Party shall have a period of thirty (30) days within which to respond thereto. If such Indemnifying Party accepts responsibility, such Indemnifying Party shall be obligated to compromise or defend, at its own expense and by counsel chosen by the Indemnifying Party and reasonably satisfactory to the party seeking indemnity, such matter. If such Indemnifying Party does not respond within such thirty (30) day period or rejects responsibility for such matter in whole or in part, the party seeking indemnification shall be free to pursue, without prejudice to any of its rights hereunder, such remedies as may be available to such party under applicable law. The party seeking indemnification agrees to cooperate fully with the Indemnifying Party and its counsel in the defense against any such asserted liability. In any event, the party seeking indemnification shall have the right to participate at its own expense in the defense of such asserted liability. Any compromise of such asserted liability by the Indemnifying Party shall require the prior written consent of the party seeking indemnification. If, however, the party seeking indemnification refuses its consent to a bona fide offer of settlement which the Indemnifying Party wishes to accept, the party seeking indemnification may continue to pursue such matter, free of any participation by the Indemnifying Party, at the sole expense of the party seeking indemnification. In such event, the obligation of the Indemnifying Party to the party seeking indemnification shall be equal to the lesser of (i) the amount of the offer of settlement which the party seeking indemnification refused to accept plus the costs and expenses of such party prior to the date the Indemnifying Party notifies the party seeking indemnification of the offer of settlement and (ii) the actual out-of-pocket amount the party seeking indemnification is obligated to pay as a result of such party's continuing to pursue such matter.
Indemnifying Party shall be entitled to recover from the party seeking indemnification any additional expenses incurred by such Indemnifying Party as a result of the decision of the party seeking indemnification to pursue such matter.

     8.5 REDUCTION FOR INSURANCE. The amount which an Indemnifying Party is required to pay to, for, or on behalf of any other party (hereinafter in this Article 8, referred to as "Indemnitee") pursuant to this Article 8 shall be reduced (including, without limitation, retroactively) by any insurance proceeds actually recovered by or on behalf of such Indemnitee in reduction of the related indemnifiable loss (the "Indemnifiable Loss"). Amounts required to be paid, as so reduced, are hereafter sometimes called an "Indemnity Payment." If an Indemnitee shall have received or shall have had paid on its behalf an Indemnity Payment in respect of an Indemnifiable Loss and shall subsequently receive directly or indirectly, insurance proceeds in respect of such Indemnifiable Loss, then such Indemnitee shall pay to such Indemnifying Party the amount of such insurance proceeds or, if lesser, the amount of the Indemnity Payment.

     8.6 FOREIGN CURRENCIES. In the event that an Indemnity Payment shall be denominated in a currency other than United States dollars, the amount of such payment shall be translated into United States dollars using the Foreign Exchange Rate for such currency as of the date that notice of the claim with respect to such Indemnifiable Loss shall have been given by the Indemnitee.

     8.7 EXCLUSIVE REMEDY. Buyer and Seller acknowledge and agree that the indemnification provisions in this Agreement shall be the exclusive remedy of Buyer and Seller with respect to the Company and the transactions contemplated hereby.

9.      COVENANTS AND AGREEMENTS

9.1     EMPLOYEE MATTERS.

          9.1.1 Employment Status and Continuation of Employee Benefits.

               (a) Scope of Section. This Section 9.1.1 contains the covenants and agreements of the parties with respect to (1) the status of employment of the employees of the Company upon the sale of the Shares to the Buyer, (2) continuation upon the sale of the Shares to the Buyer of employee benefit plans, policies and arrangement of both the employee welfare benefit and employee pension benefit type, as those terms are commonly understood based upon the definitions of such terms in ERISA, as well as those employee benefits (such as relocation benefits) listed in the Disclosure Schedule which might not fall within such a categorization (all of the foregoing, the "Employee Benefits"), and (3) other obligations of Buyer in respect of such Employee Benefits, applicable to current or former employees of the Company.

                (b) Employment Status. The closing of the sale of the Shares shall cause no change in the status of the employment (including but not limited to the crediting of service for all purposes, as further detailed in
Section 9.1.1(c), in respect of the Employee Benefits) of all employees of the Company (exempt and nonexempt) as the same existed immediately prior to the Closing Date (it being understood that such employees shall include, without limitation, those on medical, disability or other leave of absence).

                (c) Continuation of Employee Benefits' Crediting of Service. Buyer shall provide, or shall cause the Company to provide, for all employees actively employed by the Company on the Closing Date and continued in employment by the Buyer or the Company after the Closing Date, Employee Benefits comparable to the Employee Benefits provided by Buyer to its own similarly situated employees Buyer shall grant, or cause the Company to grant, all employees of the Company all service with the Company credited to them in respect of the Employee Benefits, for all purposes including, without limitation, all such service credited to them for purposes of eligibility, vesting and benefit accrual under all plans. Buyer shall assume liability for or cause the Company to assume liability for, all such Employee Benefits reflected on Schedule 9.1 in respect of all such employees and, as well, former employees, including retirees of the Company incurred or earned, but not paid, on or before the Closing Date, or incurred in connection with the sale of the Company and not paid as of the Closing Date, including, without limitation, all deferred compensation, supplemental and excess pension and savings benefits, all bonus amounts, normal and enhanced severance benefits, and relocation benefits (whether or not all such Employee Benefits are vested on the Closing Date). Buyer agrees that any employee not actively employed on the Closing Date will receive the benefits of this Section 9.1(c) upon returning to active employment.

                  (d) Severance. Buyer shall be obligated for any liability cost or expense for severance arising from or relating to or claimed by reason of the transactions described herein or contemplated hereby, under Seller's or the Company's Employee Benefit plans; provided, however, that Seller and Mallinckrodt shall remain obligated for any such liability, cost or expense arising from or relating to or claimed by reason of any special retention bonus program provided by the Company to selected Company employees prior to the Closing.

                  (e) Continuation of Benefits During Transition Period - Reimbursement by Buyer. Notwithstanding any provision herein to the contrary, at the Buyer's election, employees of the Company and their eligible dependents shall remain eligible during a transition period following the Closing Date for coverage under the employee benefit plans of Mallinckrodt and its affiliates (except the 401(k) plan and employee assistance plan) covering employees of the Company immediately prior to the Closing Date. Such transition period shall extend through June 30, 1998, unless earlier terminated by the Buyer upon written notice to Seller. The Buyer ;shall be responsible for reimbursing Seller for all insurance premiums due for providing such continued coverage during such transition period. Seller shall present Buyer with monthly invoices reflecting the monthly premium costs for such continued coverage during the transition period, which invoices shall be paid by the Buyer within thirty (30) days after Buyer's receipt thereof.

     9.2 REASONABLE EFFORTS TO CLOSE. During the period commencing on the date of the execution hereof and continuing until the Closing Date, Buyer and Seller shall use their reasonable efforts to comply promptly with all requests or requirements which applicable federal, state or foreign law or governmental officials may impose on them with respect to the transactions which are the subject of this Agreement, and to consummate such transactions as promptly as practicable. The reasonable efforts of Buyer and Seller shall include, but shall not be limited to, good faith response, in cooperation with each other, to all requests for information, documentary or otherwise, by any governmental agency pursuant to Hart-Scott or the Foreign Laws.

     9.3 DISCLOSURE

          9.3.1 Pre-Closing. Beginning the date of this Agreement, neither Seller nor Buyer, without the prior written consent of the other, will make any press release or any similar public announcement concerning the transactions contemplated hereby prior to Closing; provided, however, that if in the opinion of counsel to Buyer or Seller (which opinion shall be confirmed in writing by such counsel) such disclosure is legally required, Buyer and Seller will cooperate in preparing a press release or releases, and unless both parties otherwise agree such disclosures shall be limited to the disclosures so required in the opinion of counsel. No written or oral announcements or private disclosure with respect to the transactions contemplated hereby will be made to any person unrelated to Seller or Buyer unless jointly approved by Seller and Buyer. Buyer and Seller may disclose information with respect to the transactions contemplated hereby to their employees, agents and consultants only to the extent such persons have a need to know such information and agree to be bound by the terms hereof relative to the disclosure of such information.

           9.3.2 Post-Closing. After the Closing, Seller will keep all confidential and proprietary information ("Information") of Company confidential and will not (except as required by applicable law, regulation or legal process), without Buyer's prior written consent, disclose any Information to any third party. "Information" shall not include information
(a) which is, or becomes, publicly available, (b) which is disclosed by Buyer or Company to unaffiliated parties without similar restrictions, or (c) which is disclosed to Seller by a third party which Seller does not know is under a duty to Company to keep confidential. Notwithstanding the foregoing, Seller may disclose Information to the extent it is required under applicable law.

     9.4     BOOKS, RECORDS AND INFORMATION.

     9.4.1 Buyer agrees that all documents delivered to Buyer by Seller pursuant to this Agreement shall be open for inspection by representatives of Seller at any time during regular business hours until such time as documents are destroyed or possession thereof is given up to the other party as provided for in Section 9.4.2 and that Seller may during such period at its expense make such copies thereof as it may reasonably request. Seller agrees that all documents that are retained by Seller after the Closing Date and that are related to the Company (other than tax records of Seller) shall be open for inspection by representatives of Buyer at any time during regular business hours until such time as documents are destroyed or possession thereof is given up to the other party as provided for in Section 9.4.2 and that Buyer may during such period at its expense make such copies thereof as it may reasonably request.

     9.4.2 Without limiting the generality of Section 9.4.1, for a period ending on the sixth anniversary of the Closing Date, neither Buyer nor Seller shall destroy or give up possession of any item referred to in Section 9.4.1 without first offering to the other the opportunity, at such other's expense (but without any other payment), to obtain the same. Thereafter each party shall be free to dispose of them as it deems fit provided that nothing will be destroyed without first offering the other side the opportunity to copy.

     9.4.3 Buyer shall use reasonable efforts to afford Seller access to employees who were previously employees of Seller or the Company and remain in the employ of the Company, or Buyer or its affiliates, as Seller shall reasonably request for its proper corporate purposes, including without limitation, the defense of legal proceedings. Such access may include interviews or attendance at depositions or legal proceedings; provided, however, that in any event all out-of-pocket expenses (excluding wages and salaries) reasonably incurred by Buyer in connection with this Section 9.4.3 shall be paid or promptly reimbursed by Seller.

     9.5     [INTENTIONALLY OMITTED]

     9.6 WORKERS' COMPENSATION; LIABILITY. Schedule 9.6 hereto sets forth (a) state workers' compensation claims ("Workers' Compensation Claims") and (b) automobile, premises, product and general liability claims (collectively, "Liability Claims") relating to the Company which are now pending. Without derogating in any manner from the obligation hereunder of Buyer to cause the

Company to fulfill all obligations of the Company, including those obligations relating to Workers' Compensation Claims and Liability Claims and to indemnify Seller with respect thereto, Buyer, through the applicable insurance carrier or claims administrator agrees to administer (including defending, settling and paying awards) those Workers' Compensation Claims and Liability Claims listed on Schedule 9.6 and any other Workers' Compensation Claims and Liability Claims made against the Company or Seller arising from occurrences which took place in whole or in part prior to the Closing Date. Buyer also has the option to "buy-out" existing claims using an insurance carrier of its choice. Buyer agrees to reimburse Seller within thirty (30) days of receipt of an invoice therefor for any costs and expenses which may be incurred by Seller in connection with any Workers' Compensation Claims and Liability Claims listed on Schedule 9.6, including any amounts paid by Seller as a result of any settlements or awards made for such claims. Seller shall provide to Buyer with each invoice reasonable supporting documentation. Buyer, through the insurance carriers or claims administrators, can settle or resolve any and all claims. Seller and Buyer will cooperate in the administration of any such claims.

     9.7 INSURANCE-PRIMARY CASUALTY PROGRAM. Seller maintains at present a series of insurance programs pursuant to which various insurance carriers have provided and are providing insurance coverage in respect of the Company's business, including automobile liability, general liability and employers liability (the "Primary Casualty Program") and Seller and Buyer understand and agree that Seller is not transferring to Buyer pursuant hereto any rights or interests in such Primary Casualty Program, nor shall anything herein be construed to require Seller to maintain any of such coverages or limit in any manner Seller's right to change deductible levels or other terms or conditions thereof. As between Buyer and Seller, however, it is agreed that the following shall apply to claims with a date of occurrence prior to the Closing Date that are covered by the Primary Casualty Program:

           9.7.1 Uninsured Retentions. Buyer agrees that it shall be responsible for and shall within thirty (30) days following receipt from Seller of an invoice with supporting documentation reimburse Seller for the costs of all Uninsured Retentions with respect to the Primary Casualty Program coverages. For the purposes of this Section 9.7.1, the term Uninsured Retentions means any and all amounts which, under the operation of the Primary Casualty Program, the insured party is obligated to contribute (by means of application of a deductible, payment under a reimbursement obligation or otherwise) to the appropriate insurance carrier in respect of such claim. Seller shall suffer or bear no costs, expenses or liability whatsoever with respect to any claims related to the Company or its prior assets, business or operations.

          9.7.2 Claims Responsibility and Procedures. Buyer shall promptly notify in writing Seller of any claims against the Company, Buyer, Seller or any of their affiliates arising from occurrences which took place prior to the Closing Date relating to the Company or its prior assets, business or operations, and Buyer shall be responsible for all such claims listed on
Schedule 9.7.2. To the extent coverage is available under the Primary Casualty Program, Buyer shall handle such claims through the applicable insurance carrier and to the limited extent required therefor is hereby appointed as

Seller's agent in dealing with any such applicable insurance carrier, such agency, however, being subject to revocation at any time if Buyer fails to comply with the provisions of this Section 9.7. Buyer through the applicable insurance carrier may settle any such claim on a basis which in its judgment is reasonable provided, however, that Buyer agrees not to settle any such claim for an amount in excess of $50,000 without prior consultation with Seller. Seller and Buyer shall cooperate with each other in the defense of any such claim and will keep each other informed of significant developments with respect thereto. Neither Buyer nor Seller will knowingly take any action which prejudices the other party in the collection of any applicable insurance proceeds.

     9.8 PERFORMANCE OF COMPANY OBLIGATIONS. Buyer agrees to cause the Company to perform and fulfill all obligations and commitments of the Company existing as of the Closing Date or thereafter incurred, all in accordance with this Agreement.

     9.9  NONCOMPETITION.  (a) Seller  agrees that,  in  consideration  of the purchase of the Company by Buyer hereunder, neither it nor any of its affiliates (including without limitation Mallinckrodt or any of its affiliates) shall, on or prior to the date which is five (5) years after the Closing Date, directly or indirectly, run, own, manage, operate, control, provide consulting services to, participate in, lend its name to, invest in or be connected in any manner with the management, ownership, operation or control of any business, venture or activity which competes with the business (including parts and accessories therefor) being conducted or proposed to be conducted at the Closing Date by the Company; provided, however, no Person shall be considered to be in default of this Section 9.9 solely by virtue of holding for portfolio purposes as a passive investor not more than five percent (5%) of the issued and outstanding equity securities of a corporation, the equity securities of which are listed or quoted on a stock exchange or an over-the-counter market within the United States.

               (b) Seller further agrees that for a period of five (5) years after the Closing Date neither it nor any of its affiliates (including without limitation Mallinckrodt or any of its affiliates) will directly or indirectly without the prior written consent of Buyer, recruit, offer employment, employ, engage as a consultant, lure or entice away or in any other manner persuade or attempt to persuade any person who is then an active employee of the Company to leave the employ of the Company.

     9.10 INTELLIGENT VALVE TECHNOLOGY. Upon the request of Buyer, NPB agrees to give Buyer the first opportunity to enter into a mutually acceptable agreement with Buyer whereby Buyer and the Company are granted the right to license, including the right to sublicense, for the use within the aerospace industry of the oxygen on-demand technology currently owned by NPB.

10.     TAX MATTERS

     10.1 FEDERAL, STATE AND LOCAL INCOME AND FRANCHISE TAXES. The applicable income, deductions and credits with respect to the Company or its business for all periods ending on or before the Closing Date will be included in the (a) consolidated federal income Tax Returns of the "affiliated group" within the meaning of Code Section 1504 (a), including the Company ("Mallinckrodt
Group"), (b) applicable combined or unitary state and local income or franchise Tax Returns of the Mallinckrodt Group or (c) applicable separate state or local income or franchise Tax Returns to be filed on behalf of the Company by Seller. Seller and its affiliates will allow the Buyer an opportunity to review and comment upon portions of such Tax Returns to the extent they relate to the Company. Seller shall be solely responsible for and shall indemnify and hold Buyer harmless with respect to all Taxes payable by or allocable to the Company or its business for all taxable periods or portions thereof ending on or before the Closing Date, but only to the extent not reflected on the Company's financial statements on the Closing Date. Buyer shall be solely responsible for and shall indemnify and hold harmless Seller with respect to all Taxes for all taxable periods or portions thereof beginning after the Closing Date and for Taxes accrued on the Company's financial statements. Seller shall be entitled to all refunds of Taxes (reduced by any Taxes that the Buyer or the Company is required to pay with respect thereto that are not reflected on the Company's financial statements) with respect to the operations of the Company for all taxable periods or portions thereof ending on or before the Closing Date, but only to the extent not reflected on the Company's financial statements on the Closing Date. Buyer shall promptly pay over to Seller, but in no event later than ten (10) business days after receipt thereof, any such refunds received by it. Notwithstanding the foregoing, Buyer shall not be required to seek or cause the Company to seek a refund if there would be, in Buyer's judgment, any adverse effect on the Buyer or the Company after the Closing Date. Buyer shall be entitled to all refunds of Taxes (or reductions in Tax liability) with respect to operations of the Company for taxable periods or portions thereof beginning after the Closing Date, and Seller shall promptly pay over to Buyer, but in no event later than ten (10) business days after receipt thereof, any such refunds (or reductions in Tax liability) received by it. The Seller shall not be required to file, seek or otherwise cause to be filed or use its reasonable best efforts to obtain the receipt of such refunds (or reductions in Tax liability) including through the filing of amended Tax Returns or refund claims to the extent there would be, in Seller's judgment, any adverse effect on the Seller or Mallinckrodt. In the event a Section 338(h)(10) Election is not made in accordance with Section 10.9 hereof, Seller will allow Buyer an opportunity to review and comment upon amended Tax Returns with respect to taxable periods ending on or prior to the Closing Date.

     In the case of any taxable period that includes but does not end on the Closing Date (a "Straddle Tax Period"), the Taxes accrued for the portion of such taxable period which ends on the Closing Date shall be computed as if such taxable period ended on the Closing Date. Allocations with respect to Straddle Tax Periods shall be based upon Tax rates in effect as of the Closing Date, adjusted for retroactive rate changes, if any. The taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate on the Closing Date. Seller shall be solely responsible for and shall indemnify and hold Buyer harmless with respect to the Taxes accrued for that portion of a Straddle Tax Period which ends on the Closing Date. Buyer shall be solely responsible for and shall indemnify and hold Seller harmless with respect to any Taxes accrued or relating to the portion of a Tax Straddle Period beginning after the Closing Date. Seller shall pay to Buyer within thirty (30) days of the date the return for the Straddle Tax Period is required to be filed (or if later, is actually filed) an amount equal to the amount of Taxes for such portion of the Straddle Tax Period as Seller is responsible for in accordance with this paragraph, less any Taxes paid with respect to such portion of the Straddle Tax Period by
(1) Seller or any of its  affiliates  (other than the Company) at any time and
(2) the Company on or before the day before the Closing Date. If the amount of such Taxes previously paid by Seller, any of its affiliates or the Company exceeds the amount payable by Seller pursuant to this paragraph, Buyer shall pay, or cause the Company to pay, to Seller the amount of such excess within thirty (30) days of the date the return for the Straddle Tax Period is required to be filed (or, if later, is actually filed). The payments to be made pursuant to this paragraph by Seller or Buyer shall be appropriately adjusted to reflect any final determination with respect to Taxes for the Straddle Tax Period and payment shall be made within thirty (30) days after such final determination.

     10.2 CERTAIN CONTEST RIGHTS. Seller will use its best efforts to promptly inform Buyer as to the commencement of any audit or proceeding with respect to the Tax liability of the Company. Seller will use its best efforts to provide Buyer with all notices, correspondence, returns and other documentation with a direct and material bearing on any proposed adjustment attributable to the Company or its business. In the case of an audit or proceeding that relates to taxable periods ending on or before the Closing Date, the Buyer shall promptly inform the Seller upon receiving notification of the commencement of any such audit or proceeding and provide Seller with all notices, correspondence, returns and other documentation with a direct and material bearing on any proposed adjustment attributable to the Company or its business in such audit or proceeding. The Seller will, at its expense, control such proceeding, provided that the Seller will provide Buyer with notice of, and an opportunity to attend (with Buyer's tax counsel), any meetings, conferences , telephone calls or other communications with the relevant Tax authorities concerning any proposed adjustment to the Company's pre-Closing Taxes if such proposed adjustment could adversely affect the Company after the Closing Date. Seller may pay, settle, compromise or concede any such proposed increases or decreases. In the case of an audit or proceeding that relates to Straddle Tax Periods, Buyer shall control such audit or proceeding, subject to the Seller's right to participate at its own expense, provided that Buyer may not settle such audit or proceeding without the consent of the Seller, which consent will not be unreasonably withheld.

     10.3    [INTENTIONALLY OMITTED]

     10.4 TIMING DIFFERENCES. If a Section 338(h)(10) Election is not made in accordance with Section 10.9 hereof, in the event that, as the result of an audit or other proceeding concerning the liability for Taxes with respect to the Company or its business for any taxable period ending on or before the Closing Date, there is an adjustment as a result of which there shall be allowable to the Company for any taxable year ending after the Closing Date a net increase in deductions or credits or other items of Tax benefit or a net decrease in income or other items of tax detriment (collectively "Items of Tax Benefit"), then within ten (10) business days after such Items of Tax Benefit are actually used and realized (such as receipt of a Tax refund), Buyer shall pay to Seller an amount equal to fifty percent (50%) of the actual reduction in Taxes resulting from the adjustment to the extent such adjustment was not reflected on the Company's financial statements on the Closing Date.

     10.5 COOPERATION AND EXCHANGE OF INFORMATION. Seller and Buyer will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant Tax Returns or portions thereof which relate to the Company, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by taxing authorities and records concerning the ownership and Tax basis of property, which either party may possess. Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Except as otherwise provided in this Agreement, the party requesting assistance hereunder shall reimburse the other for any reasonable out-of-pocket costs incurred in providing any return, document or other written information, and shall compensate the other for any reasonable costs (excluding wages and salaries) of making employees available, upon receipt of reasonable documentation of such costs. Each party will retain all returns, schedules and work papers and all material records of other documents relating thereto, until the expiration of the statute of limitations (including extensions) of the taxable years to which such returns and other documents relate and, unless such returns and other documents are offered to the other party, until the final determination of any payments which may be required in respect of such years under this Agreement. Any information obtained under this Section shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting any audit or other proceeding.

     10.6 CURRENT TAX INFORMATION. The Company shall at its own cost and expense fully and accurately complete and submit any Tax data packages reasonably required by Seller within the normal time period for submitting said information by all subsidiaries of the Mallinckrodt Group.

     10.7 [INTENTIONALLY OMITTED]

     10.8 INTERCOMPANY TAX ACCOUNT. All Tax sharing agreements, policies, arrangements and practices between Mallinckrodt or any of its affiliates with respect to or involving the Company shall be terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year). Mallinckrodt and its affiliates on the one hand and the Company on the other shall cancel all intercompany accounts relating to Taxes without payment as of the Closing Date. Any powers of attorney with respect to Taxes of the Company currently in force will be terminated effective as of the Closing.

     10.9. SECTION 338(H)(10) ELECTION. At Buyer's option, Mallinckrodt and its affiliates will join with the Buyer in making an election under Code section 338(h)(10) (and any corresponding elections under state, local, or foreign Tax law) (collectively, a "Section 338(h)(10) Election") with respect to the purchase and sale of the Company stock hereunder. Mallinckrodt and Seller will pay any Income Tax arising out of or resulting from the making of the Section 338(h)(10) Election and will indemnify the Buyer and the Company against any losses arising out of any failure to pay such Income Tax. Seller will also pay any state, local, or foreign Income Tax (and indemnify Buyer and the Company against any losses arising out of any failure to pay such Income
Tax) attributable to an election under state,  local or foreign law under Code section 338(g) or any similar election with respect to the purchase and sale of the Company stock hereunder where the state, local, or foreign jurisdiction does not provide or recognize a Section 338(h)(10) Election. Mallinckrodt and Seller will comply fully with all filing and other requirements necessary to effect the Section 338(h)(10) Election and section 338(g) election described above. For purposes of this Section 10.9, "Income Taxes means all Taxes based upon or measured by income, including interest, penalties, additional taxes and additions to tax imposed with respect thereto.

     10.10. PURCHASE PRICE ALLOCATION. The Seller and the Buyer agree that the Buyer and BE Intellectual Property, Inc., subject to Seller's consent, which shall not be unreasonably withheld, will reasonably allocate the purchase price to the assets of the Company in accordance with the provisions of Code section 338 and the Treasury Regulations thereunder and the Company Intellectual Property. The Buyer, the Company, the Seller and their affiliates will file all Tax Returns (including claims for refund) in a manner consistent with such allocation.

     10.11. INDEMNIFICATION. Seller shall be liable for and shall pay Buyer and the Company for all Taxes: (i) imposed on any person (other than the Company) for any taxable year under Treas. Reg. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise; or (ii) imposed on the Company, or for which the Company may otherwise be liable, for any taxable year ending on or prior to the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date; in each case for the portions of such taxable year or period ending on or prior to the Closing Date, and Income Taxes described in Section 10.9 of this Agreement.

     10.12. SURVIVAL. The provisions in this Agreement relating to Taxes shall survive the Closing and remain in full force and effect until 30 days after the expiration of the applicable statutes of limitations (taking into account any extensions or waivers thereof).

     10.13. SUCCESSORS. For purposes of this Article 10, all references to the Seller, the Buyer and the Company include successors.

     11.     MISCELLANEOUS

     11.1 INDEMNIFICATION OF BROKERAGE. Seller agrees to indemnify and save Buyer harmless from any claim or demand for commission or other compensation by any broker, finder or similar agent, including, but not limited to Cowen & Co., claiming to have been engaged by Seller or any of its affiliates in connection with the transactions contemplated by this Agreement and to bear the cost of the legal expenses incurred in defending against any such claim. Buyer agrees to indemnify and save Seller harmless from any claim or demand for commission or other compensation by any broker, finder or similar agent, whether or not a current or former employee of Buyer, claiming to have been engaged by Buyer or any of its affiliates in connection with the transactions contemplated by this Agreement and to bear the cost of legal expenses incurred in defending against any such claim.

     11.2 EXPENSES. Except as specifically set forth elsewhere herein and except that a party not in breach of this Agreement shall be entitled to recover from a breaching party all expenses and costs incurred by the non-breaching party by reason of such breach (including, without limitation all legal expenses and costs), each of the parties hereto shall pay its own expenses and costs incurred or to be incurred by it in negotiating, closing and carrying out this Agreement. All expenses incurred by the Company related to the sale of the Company by the Seller shall be borne exclusively by the Seller.

     11.3 NOTICES. Any notice or communication given pursuant hereto by any party hereto to any other party shall be in writing and delivered by hand, by prepaid overnight courier or mailed by registered or certified mail, postage prepaid, return receipt requested (notices so mailed shall be deemed given when mailed) with a copy also sent by facsimile, as follows:

                  If to Mallinckrodt or Seller at:

                       Mallinckrodt, Inc.
                       675 McDonnell Blvd.
                       P.O. Box 5840
                       St. Louis, MO 63134
                       Attention:  General Counsel
                       Facsimile:  (314) 654-5366

                Copy to:  Morrison & Foerster

                      19900 MacArthur Boulevard, 12th Floor
                      Irvine, California  92612
                      Attention:  Robert M. Mattson, Jr., Esq.
                      Facsimile:  (714) 251-0900

                If to Buyer:

                      1400 Corporate Center Way
                      Wellington, Florida 33414
                      Attention:  Thomas P. McCaffrey
                      Facsimile:  (561) 791-3966

               Copy to:  Ropes & Gray

                      One International Place
                      Boston, Massachusetts 02110
                      Attention:  David McKay
                      Facsimile:  (617) 951-7050

     11.4 INTEGRATION. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Except for that certain Confidentiality Agreement dated August 25, 1997, and the other agreements specifically contemplated by this Agreement, this Agreement is the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior communications, representations, agreements and understandings between the parties hereto, whether oral or written, including, without limitation, any financial or other projections or predictions regarding the Company or its businesses. The headings contained in this Agreement and the tables of contents, exhibits and schedules are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     11.5 ASSIGNMENT AND AMENDMENT OF AGREEMENT. This Agreement shall be binding on the successors and assigns of the parties hereto; provided, however, that this Agreement shall not be assignable or transferable by either party without the written consent of the other party. This Agreement may be amended only by written agreement of the parties hereto.

     11.6 APPLICABLE LAW. This Agreement shall be construed in accordance with the laws of the State of California applicable to contracts made and to be performed entirely within said jurisdiction.

     11.7 REASONABLE ASSURANCES. Each party agrees that it will execute and deliver, or cause to be executed and delivered, on or after the date of this Agreement, all such other instruments and will take all reasonable actions as the other party may reasonably request from time to time in order to effectuate the provisions and purposes of this Agreement.

     11.8 NO THIRD PARTY RIGHTS. This Agreement is not intended and shall not be construed to create any rights in any parties other than Seller and the Buyer and no person shall assert any rights as third party beneficiary hereunder, including without limitation, any rights with respect to the provisions of Section 9.1 hereof.

     11.9 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules (including the Disclosure Schedule) attached hereto and the Environmental Disclosure Statement are incorporated into this Agreement and shall be deemed a part hereof as if set forth herein in full. References herein to "this Agreement" and the words "herein," "hereof" and words of similar import refer to this Stock Purchase Agreement (including Exhibits, Schedules, the Disclosure Schedule and the Environmental Disclosure Statements) as an entirety. In the event of any conflict between the provisions of this Agreement and any such Exhibit or Schedule or the Environmental Disclosure Statement, the provisions of this Agreement shall control.

     11.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and conditions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     11.11. DEFINITIONS. When used herein, the capitalized terms below shall have the meanings set forth in this Section 11.11.
     "Chemical Substance" means any (i) substance, material or waste that is identified or regulated as hazardous, dangerous or toxic under any applicable Environmental Law as now in effect; (ii) petroleum or any fraction thereof;
(iii) asbestos or asbestos-containing material; (iv) polychlorinated biphenyl; and (v) chlorofluorocarbons.

     "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, water body sediments, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

     "Environmental Laws" mean the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, and the Clean "Air Act, the Clean Water Act, each, as amended and in effect on the Closing Date, and any other law or legal requirement, as now in effect, relating to, including any such law or legal requirement regarding the pollution, protection or clean up of the Environment: (a) the Release, containment, removal, remediation, response, cleanup or abatement of any sort of any Chemical Substance; (b) the manufacture, generation, formulation, processing, labeling, distribution, introduction into commerce, use, treatment, handling, sotrage, recycling, disposal or transportation of any Chemical Substance; (c) exposure of persons, including employees to any Chemical Substance; or (d) the physical structure, use or condition of a building, facility, fixture or other structure, including, without limitation, those relating to the management, use storage, disposal, cleanup or removal of asbestos, asbestos-containing materials, polychlorianted biphenyls or any other Chemical Substance.

     "Environmental Liabilities and Costs" means all losses incurred: (i) to comply with any Environmental Law; (ii) as a result of a Release of any Chemical Substance; or (iii) as a result of any environmental conditions present at, created by or arising out of the past or present operations of Company through the Closing Date or of any prior owner or operator of a facility or site at which Company now operate or have previously operated to the extent such conditions constitute a violation of o require cleanup under any Environmental Law.

     "Environmental Permit" means any permit or authorization from any governmental authority required under, issued pursuant to, or authorized by any applicable Environmental Law.

     "Material Adverse Effect" and "Material Adverse Change" shall mean any effect on or change in the business, operations, assets, prospects or condition, financial or otherwise, of the Company which is materially adverse to the business, operations, assets, prospects or condition, financial or otherwise, of the Company considered as a whole.

     "Person"  means  an  individual,   a  partnership,   a  corporation,   an
association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Release" means any actual spilling, leaking, pumping, pouring, emitting, dispersing, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Chemical Substance into the Environment that may cause an Environmental Liability and Cost (including the disposal or abandonment of barrels, containers, tanks or other receptacles containing or previously containing any Chemical Substance).

     "Safety Laws" means the Occupational Safety and Health Act and any other federal, state, local and foreign law, regulation or legal requirement relating to health or safety, including any such law, regulation or legal requirement relating to the (a) exposure of employees to any Chemical Substance, air quality or working conditions or noise or (b) the physical structure, use or condition of a building, facility, fixture or other structure, including, without limitation, those relating to equipment or manufacturing processes, or the management, use, storage, disposal, cleanup or removal of any Chemical Substances, air quality or working conditions.

     "Safety Liabilities and Costs" means all Losses incurred to comply with any Safety Law or as a result of any health or safety conditions present at, created by or arising out of the past or present operations of the Company through the Closing Date.

     IN WITNESS WHEREOF, Seller and Buyer have duly executed this Agreement as of the day and year first above written.





Attest:                         PURITAN BENNETT CORPORATION



__________________________      By:_____________________________________

Attest:                         BE AEROSPACE, INC.



__________________________      By:_____________________________________

   INDEX OF SECTIONS OF DISCLOSURE SCHEDULE TO THE STOCK PURCHASE AGREEMENT
      BY AND BETWEEN BE AEROSPACE, INC. AND PURITAN-BENNETT CORPORATION



Section of
Disclosure
Schedule        Contents of Section
3.1.1           Organization and Standing.
3.1.3           Capitalization.
3.1.5           Contracts and Binding Commitments.
3.1.6           Compliance.
3.1.7           Good Title.
3.1.8           Litigation.
3.1.9           Environment, Health and Safety.
3.1.10          Material Changes.
3.1.11          Intellectual Property.
3.1.14          Taxes.
9.6             Workers' Compensation; Liability.
9.7             Insurance--Primary Casualty Program.

     A  copy  of  any  omitted   Disclosure   Schedule   shall  be   furnished
supplementally to the Securities and Exchange Commission (the "Commission") upon the request of the Commission.